UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
January 5, 2011
Date of Report (Date of earliest event reported)
QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-19528	95-3685934

(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121

(Address of principal executive offices)	(Zip Code)
858-587-1121
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Merger Agreement
On January 5, 2011, QUALCOMM Incorporated, a Delaware corporation (the “Company” or “Qualcomm), and T Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Atheros Communications, Inc., a Delaware corporation (“Atheros”), providing for the merger (the “Merger”) of Merger Sub with and into Atheros, with Atheros surviving the Merger as a wholly owned subsidiary of the Company.
At the effective time of the Merger, each share of Atheros common stock issued and outstanding immediately prior to the effective time (other than shares owned by (i) Atheros, the Company or Merger Sub or (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive $45.00 in cash, without interest.
The Merger is subject to the approval of Atheros stockholders. In addition, the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of foreign regulatory approvals, as well as other customary closing conditions.
Atheros has made customary representations, warranties and covenants in the Merger Agreement, including, without limitation, covenants not to solicit alternative transactions or, subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. The Company also has made customary representations, warranties and covenants in the Merger Agreement.
The Merger Agreement contains certain termination rights for the Company and Atheros, and further provides that, upon termination of the Merger Agreement under certain specified circumstances, Atheros will be obliged to pay the Company a termination fee of approximately $104 million.
A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.
Additional Information and Where to Find It
In connection with the proposed transaction, Atheros intends to file a definitive proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). Before making any voting decision with respect to the proposed transaction, stockholders of Atheros are urged to read the proxy statement and other relevant materials because these materials will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by Atheros with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from Atheros at www.atheros.com or by contacting Atheros Investor Relations at: David.Allen@Atheros.com and 408.830.5762.
Participants in the Solicitation
Atheros and Qualcomm and each of their executive officers and directors may be deemed to be participants in the solicitation of proxies from Atheros’ stockholders in favor of the proposed transaction. A list of the names of Atheros’ executive officers and directors and a description of their respective interests in Atheros are set forth in the proxy statement for Atheros’ 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2010, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. Certain executive officers and directors of Atheros have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the definitive proxy statement.

Item 9.01. Financial Statements and Exhibits.
     (d) The following exhibit is filed as a part of this report.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 5, 2011, among QUALCOMM Incorporated, T Merger Sub, Inc. and Atheros Communications, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2011	QUALCOMM Incorporated
	By:	/s/ William E. Keitel
William E. Keitel,
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 5, 2011, among QUALCOMM Incorporated, T Merger Sub, Inc. and Atheros Communications, Inc.